EXHIBIT 99.1

Investor Relations Contact:
Jennifer Larson
(617) 368-5152

Media Contact:
Jessica Paar
(617) 368-5060

LONG-TIME BOSTON BEER DIRECTOR TO RETIRE

BOSTON, MA (1/25/16) – The Boston Beer Company, Inc. (NYSE: SAM) (the “Company”), brewers of Samuel Adams beers, announced today that Director Pearson “Pete” C. Cummin, III will retire from the Board of Directors of the Company following the close of the next regular meeting of the Board, scheduled for February 10, 2016.

Mr. Cummin, 73, has been a Director of the Company since its initial public offering in 1995, having served as the Chair of the Audit Committee from May 1996 to May 2013, Chair of the Compensation Committee since May 2013, and a member of the Compensation Committee since May 1997. Prior to the initial public offering, he was an investor through the 1987 investment in the Company by Consumer Venture Partners, a Connecticut-based venture capital firm, and served on the Company’s Advisory Committee beginning in 1993.

Mr. Cummin is an experienced investor and venture capitalist with extensive experience in finance, corporate governance, and executive compensation matters. He is currently the Managing Member of Grey Fox Associates, LLC, a private investment company headquartered in Greenwich, Connecticut. He served as the Secretary and Treasurer of the American Diabetes Association in 2012. Mr. Cummin also served as a Director of Pacific Sunwear of California, Inc., a California-based specialty apparel retailer, from 1988 through March 2010. From 1988 through 2002, he served as Managing General Partner of Consumer Venture Partners. He has an MBA from Harvard Business School.

Jim Koch, Founder and Chairman of the Company, said, “On behalf of Boston Beer and my fellow Board members, I want to thank Pete for his dedication, vision, and contributions to the Company virtually since its inception. Pete has helped guide Boston Beer through significant periods of change, from our days as a fledgling startup, to our initial public offering, and through several periods of tremendous growth. While his presence on the Board will be sorely missed, we respect his decision to retire and wish him the very best.”

Mr. Cummin said, “It has been my privilege to serve Boston Beer and its shareholders. While I will miss serving on the Board, I believe the time is right for me to retire. Taking into account the Company’s strategic long-term plans, its hard-working executives and employees, and its commitment to quality, I am confident that Boston Beer has a bright future.”

About The Boston Beer Company, Inc.

The Boston Beer Company, Inc. began in 1984 and today brews more than 60 styles of Samuel Adams beer.  Our portfolio of brands also includes Angry Orchard Hard Cider and Twisted Tea, as well as several other craft beer brands brewed by Alchemy & Science, our craft beer incubator.  For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings.